Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Launches New Enhanced Report for Medical Drug Monitoring
The LabCorp MedWatch® ToxAssure® report joins a suite of proprietary decision support tools to assist clinicians in patient management

BURLINGTON, N.C. -- November 30, 2015 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that MedTox Laboratories (MedTox), a member of the LabCorp Specialty Testing Group, introduced a new enhanced report for medical drug monitoring, the LabCorp MedWatch® ToxAssure® report. The ToxAssure report provides a visual summary of test result findings and is designed to assist physicians in monitoring drug test results relative to a patient’s prescribed medications.
“Proper management of prescription and other drugs is a major challenge for our healthcare system and its providers,” said Mark Brecher, M.D., LabCorp’s chief medical officer. “Clinicians are under increasing demand to deliver improved outcomes while also controlling costs, and the enhanced LabCorp MedWatch ToxAssure report provides physicians with clear, understandable data about patient drug use that facilitates improved patient care.”
ToxAssure test options provide physicians with broad-spectrum drug analysis to assess a wide range of medication use, including the identification of prescribed, unprescribed, over-the-counter, and illicit drugs.  The report includes additional information that assists physicians in interpreting results and better managing patient compliance.
The efficient report format provides an easy-to-read, visual representation of results, including helpful comments about the drugs and metabolites identified in the urine against a patient’s declared prescription list. In addition, the report allows the patient’s physician to quickly identify and review results that are separated into useful categories: present and declared, absent but declared, or present and not declared.
This new report adds to the suite of enhanced decision support reports available from LabCorp to assist clinicians and patients with the management of common chronic diseases such as chronic kidney disease, cardiovascular disease, type 2 diabetes, kidney stones, and coagulation disorders.
“We are pleased that demand for our enhanced reporting services has dramatically increased as patients and physicians recognize the value of these innovative tools. LabCorp is on pace to deliver more than 5 million enhanced reports in 2015, a significant increase over prior years,” said David P. King, LabCorp’s chairman and chief executive officer. “These reports, which are available to physicians ordering tests from LabCorp, provide actionable diagnostic information to change decision making and will help to improve health and improve lives for patients.”
About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and the Company’s Form 10-Q for the quarter ended September 30, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.